Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Diginex Limited of our report dated September 18, 2020, with respect to our audit of Diginex Limited (the “Company”) combined and consolidated financial statements as of March 31, 2020 and 2019 and for the years then ended, which includes an emphasis of matter paragraph as to Management’s plan that alleviated the substantial doubt about the Company’s ability to continue as a going concern and appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

June 21, 2021